Exhibit 99

Family Dollar Names Dorlisa K. Flur Executive Vice President – Chief Merchandising Officer

MATTHEWS, N.C.--(BUSINESS WIRE)--August 18, 2009--Family Dollar Stores, Inc. (NYSE: FDO) today announced that it has named Dorlisa K. Flur to the position of Executive Vice President – Chief Merchandising Officer.

“At Family Dollar, we have undertaken significant efforts to understand our customers better. Integrating this knowledge with our merchandising decisions is critical to our mission of providing customers with a compelling place to shop,” said Howard Levine, Chairman and Chief Executive Officer.

“With her extensive knowledge of our customer, our strategy and our merchandising processes, Dorlisa is uniquely positioned to lead our merchandising team. Since joining the Company in 2004, Dorlisa has championed our customer research and marketing efforts and led cross-functional efforts including the launch of our food strategy, the development of our Concept Renewal layout, and the repositioning of our private label program. In her new role, Dorlisa will lead our continued efforts to improve the shopping experience, strengthen our merchandising capabilities and enhance customer loyalty.”

“Robert George, Executive Vice President – Chief Merchandising Officer, has left the Company to pursue other opportunities. Robert has been a valued part of our team, and we wish him the best,” continued Levine.

Ms. Flur joined Family Dollar in 2004 as Senior Vice President – Strategy and Business Development. In October 2008, Ms. Flur was promoted to Executive Vice President – Strategy and Marketing. Prior to joining Family Dollar, Ms. Flur served as a Principal with the global management consulting firm, McKinsey & Company. A dedicated community volunteer, Ms. Flur spent six years on the board of Charlotte-Mecklenberg’s Arts and Sciences Council and currently serves on the boards of the North Carolina Blumenthal Performing Arts Center and the Bechtler Museum of Modern Art.

Ms. Flur holds a Bachelor of Science degree in Economics and Computer Science from Duke University as well as a Masters of Business Administration from Fuqua School of Business at Duke University.

About Family Dollar

Beginning with one store in Charlotte, North Carolina, in 1959, the Company currently operates more than 6,700 stores in 44 states. Family Dollar Stores, Inc., a Fortune 500 company, is based in Matthews, North Carolina, just outside of Charlotte and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

CONTACT:
Family Dollar Stores, Inc.
Kiley F. Rawlins, CFA, 704-849-7496
krawlins@familydollar.com
http://www.familydollar.com